915 Fairway Lane	(360) 906‐0748
Aberdeen, WA 98520	pat@gochnours.com

Consent of Qualified Person

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.5, 1.1.2.5, 1.3.13, 20, 25.5, 26.5 and 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" dated February 23, 2023, effective as of December 31, 2022, as amended March 6, 2024, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

(Signed) Lee (Pat) Gochnour

Lee (Pat) Gochnour, MMSA QP

Principal of Gochnour & Associates, Inc.

Dated: April 22, 2025